EXHIBIT 12(b)

Certification by the Head of Administration, Finance and Control

of Telecom Italia S.p.A.

I, Andrea Mangoni certify that:

1.	I have reviewed this amendment to the annual report on Form 20-F/A of Telecom Italia S.p.A.;

2.

Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.

Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrants as of, and for, the periods presented in this annual report.

By:	/s/ ANDREA MANGONI
Name:	Andrea Mangoni
Title:	Chief Financial Officer

October 12, 2010